UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2025

NovaBay Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33678	68-0454536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of principal executive offices and zip code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NBY	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On September 18, 2025, NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY) (the “Company”) announced that, because the payment of the one-time special cash dividend of $0.80 per share for the Company’s common stock, which is to be paid on September 29, 2025 to stockholders of record as of the close of business on September 15, 2025, represents more than 25% of the price of the Company’s common stock, NYSE American advised the Company that its common stock will trade with “due bills” representing an assignment of the right to receive the special dividend from the record date of September 15, 2025 through the close of trading on NYSE American on September 29, 2025, which is the payment date and the last day of trading before the September 30, 2025 ex-dividend date (this period of time representing the “Dividend Right Period”).

Stockholders who sell their common stock during the Dividend Right Period will be selling their right to the special dividend, and such stockholders will not be entitled to receive the special dividend. Due bills obligate a seller of common stock to deliver the special dividend payable on such common stock to the buyer (i.e., a dividend right). Due bill obligations are customarily settled between the brokers representing the buyers and the sellers of shares. The Company has no obligation for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Company’s common stock should consult their brokers before trading to be sure they understand the effect of NYSE American’s due bill procedures.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press release, dated September 18, 2025, from the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 18, 2025	NovaBay® Pharmaceuticals, Inc.

	By:	/s/ David Lazar
		Name:	David Lazar
		Title:	Chief Executive Officer

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